PRESS RELEASE


                                                     Contact Information

                                                     Timothy J. Rigas
                                                     Adelphia Business Solutions
                                                     814-274-9830

FOR IMMEDIATE RELEASE:


           ADELPHIA BUSINESS SOLUTIONS ANNOUNCES PUBLIC STOCK OFFERING


Coudersport, PA, November 23, 1999 -- Adelphia Business Solutions, Inc. (NASDAQ-NNM: ABIZ) announced today the pricing terms of its previously announced public offering of Class A Common Stock. The final prospectus supplement for the transaction provides for a public offering by Adelphia Business Solutions of 8,750,000 shares of its Class A Common Stock at a public offering price of $30.00 per share, prior to the exercise of any underwriters' over-allotment option. Closing of the public offering is expected to occur on November 30, 1999.

In addition to 8,750,000 shares of Class A Common Stock to be sold by Adelphia Business Solutions to the public, Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) has entered into an agreement to purchase 5,181,350 shares of Class B Common Stock of Adelphia Business Solutions at a price per share equal to the public offering price less the underwriting discount in the Class A Common Stock public offering. The sale to Adelphia will result in proceeds to Adelphia Business Solutions of approximately $150,000,000. Adelphia Business Solutions is a majority-owned subsidiary of Adelphia.

Adelphia Business Solutions intends to use the proceeds from these offerings for the funding of its national expansion, working capital requirements, operating losses and investments in its networks, and for other general corporate purposes. Adelphia Business Solutions provides integrated communication services to business customers over its state-of-the-art fiber optic network.

Salomon Smith Barney is serving as Lead Manager and Credit Suisse First Boston, Donaldson, Lufkin and Jenrette, Goldman, Sachs & Co., Bank of America Securities LLC, CIBC World Markets, Credit Lyonnais Securities (USA) Inc. and First Union Securities, Inc. are serving as Co-Managers for the Class A Common Stock offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock or Class B Common Stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.